Exhibit 99.1

THE CHALONE WINE GROUP BOARD MEMBERS ACT TO PREVENT NASDAQ DESLISTING AFTER CHALONE RECEIVES DELISTING NOTIFICATION FROM NASDAQ

Napa, CA – Monday, November 22, 2004 — The Chalone Wine Group, Ltd (NASDQ: CHLN) announced today that in an effort to maintain the listing of its common shares on the Nasdaq National Markets, two directors, Yves-Andre Istel and George E. Myers have resigned. The action by Messrs. Istel and Myers is in response to a letter Chalone received from the staff of The Nasdaq National Market stating that Chalone does not meet the independent director requirements of Marketplace Rule 4350 (c)(1) for continued listing on the Nasdaq National Market. While Chalone believes that the resignations and related changes will result in Chalone being in compliance with the independent director requirements, Chalone is also requesting a hearing with a Nasdaq Listing Qualifications Panel to review the position of the Nasdaq staff. There can be no assurance that the Panel will grant Chalone’s request for continued listing.

With the resignations, the number of members of Chalone’s board of directors has been reduced to nine, of which the majority are independent under Nasdaq rules. As additional measures to comply with Nasdaq independence requirements, Christophe Salin has been replaced on the compensation committee of the board of directors by John Diefenbach and the board of directors have formed a nominating committee consisting of Messrs. Marcel Gani, C. Richard Kramlich and Phillip M. Plant.

Each of Mr. Istel and Mr. Myers has stated that their only reason for resignation from the board of directors was to assure compliance with Nasdaq listing requirements. The board of directors expressed its great appreciation for the prior service of both resigning directors and their willingness to resign in order to assure continued listing of Chalone’s common stock on the Nasdaq National Market.

As previously announced, Chalone has entered into a merger agreement with Domaines Barons de Rothschild (Lafite) pursuant to which each holder of Chalone common stock other than DBR would receive $11.75 per share in cash and continued wine benefits.

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Lafite proposal. These statements involve risks and uncertainties that could cause actual results and events to differ materially. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone’s periodic filings with the Securities and Exchange Commission, including Chalone’s quarterly report on Form 10-Q for the quarter ended March 31, 2004. Chalone undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

The Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, Chalone owns and operates Acacia® Vineyard in the Carneros area of Napa County, and Provenance™ Vineyards, Hewitt™ Vineyard and Jade Mountain® in Napa County; Chalone Vineyard in Monterey County; and Moon Mountain® Vineyard, Dynamite® Vineyards and Orogeny™ Vineyards in Sonoma County; and Echelon Vineyards in San Miguel. In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., Chalone also owns and operates Edna Valley Vineyard in San Luis Obispo County. In Washington State, Chalone owns and operates Sagelands® Vineyard and Canoe Ridge® Vineyard. In the Bordeaux region of France, Chalone owns 23.5 percent of the Fourth-Growth estate of Château Duhart-Milon, in partnership with Domaines Barons de Rothschild (Lafite), which owns the other 76.5 percent.

Media Contact: Ken Morris, 707-254-4263,

Shareholder Contact: Patti Podolski, 707-254-4250,